News Release

CONTACTS:

Company:	Investor Relations:
Karen T. Boyd	Deborah K. Pawlowski
Senior Vice President and Treasurer	Kei Advisors LLC
Phone: (229) 873-3837	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation Reports First Quarter 2019 Results

MOULTRIE, GA, April 23, 2019 -- Southwest Georgia Financial Corporation (the “Company”) (NYSE American: SGB), a full-service community bank holding company, today reported results of operations for the first quarter ended March 31, 2019. Comparisons are with the prior-year period unless otherwise noted.

“Our customer-centric approach continues to drive solid results with income before taxes up nearly 20%, or
$241 thousand, despite the impact of higher funding costs and investments made in a tight labor market,” commented DeWitt Drew, President and CEO. “While the deposit mix has evolved and deposit costs continue to increase, we have been successful in capitalizing on the right opportunities. Total deposits increased $35 million in the quarter, with more than two-thirds from business customers, and importantly, half of that growth was in noninterest bearing transaction accounts. Over the coming quarters, we will continue to focus on deposit pricing and mix, while also repricing balloon loans at higher rates. We are cautious in our considerations, lending is slowing in our markets, the labor market is tightening, and customers are moving money into higher yielding accounts.”

Income Highlights

•         Net income of $1.23 million, or $0.48 per diluted share, was unchanged from the prior-year period. Income before taxes, however, was up $241 thousand as the prior year was positively impacted by an adjustment to estimated tax accruals.

•         Net interest income increased $319 thousand to $4.77 million, due to increased interest and fees on loans of
$828 thousand, partially offset by higher costs on interest bearing deposits of $678 thousand. The provision for loan losses decreased $99 thousand to $116 thousand.

•         Noninterest income increased $243 thousand, due to higher revenue from insurance services, retail brokerage services, and swipe fees from debit cards, and a $143 thousand net gain from the early retirement of debt.

•         Higher net interest income and noninterest income was partially offset by higher noninterest expense. Salary and employee benefits were up $155 thousand, largely due to higher hourly wages of $132 thousand and making a number of strategic hires to support the Company’s growth.

Balance Sheet Trends

•	Total assets at March 31, 2019, were $551.1 million, up 8% or $40.9 million. Total loans grew 12.7%, or
$42.5 million, to $377.7 million, while continuing to maintain high standards of credit quality. Net charge-offs to average loans were 0.19%.
•	Total deposits were up nearly 17%, or $70.2 million, to $488.6 million at quarter-end. Federal Home Loan Bank Advances were down $33.3 million, due to strong deposit growth. The average cost of all interest bearing liabilities increased 46 basis point to 1.23%.

Capital Management

•	Book value per share grew 9.5% to $17.78 at March 31, 2019.
•	In March 2019, the Company paid a quarterly cash dividend of $0.12 per common share. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 91 consecutive years.

Webcast and Conference Call

The Company will host a conference call and webcast on Tuesday, April 23, 2019 at 1:00 p.m. ET. Management will review the financial and operating results for the first quarter of 2019, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion.

The conference call can be accessed by calling (201) 689-8263. Alternatively, the webcast can be monitored at www.sgb.bank.

A telephonic replay will be available from 4:00 p.m. ET on the day of the teleconference until Tuesday, April 30, 2019. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13689431, or access the webcast replay at www.sgb.bank/investor-relations, where a transcript will be posted once available.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately
$551 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Worth County, Lowndes County and Tift County. In addition to conventional banking services, the Company provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website.

More information on Southwest Georgia Financial Corporation and Southwest Georgia Bank can be found at: www.sgb.bank.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Important factors that could cause actual results to differ materially from those contemplated today include a change in the Company’s capital structure, new or expanded regulatory requirements, the success of the Company’s growth strategy, customer preferences, the interest rate environment and other factors described in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors.” The Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Unaudited)
	March 31,	December 31,	March 31,
	2019	2018	2018
ASSETS
Cash and due from banks	$11,348	$14,051	$9,777
Interest-bearing deposits in banks	37,667	21,448	39,210
Certificates of deposit in other banks	2,732	2,732	1,985
Investment securities available for sale	62,962	58,314	56,228
Investment securities held to maturity	35,185	36,827	43,898
Federal Home Loan Bank stock, at cost	1,020	1,820	2,475
Loans, less unearned income and discount	377,694	376,750	335,185
Allowance for loan losses	(3,367)	(3,429)	(3,170)
Net loans	374,327	373,320	332,015
Premises and equipment	14,444	14,574	12,975
Bank properties held for sale	0	0	212
Foreclosed assets, net	128	128	0
Intangible assets	0	4	16
Bank owned life insurance	6,813	6,779	6,595
Other assets	4,446	4,835	4,747
Total assets	$551,071	$534,833	$510,133
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Interest bearing business checking	$33,419	$28,071	$0
NOW accounts	40,651	35,816	28,318
Money market	163,904	158,730	139,728
Savings	33,580	31,849	32,683
Certificates of deposit $250,000 and over	16,832	16,265	22,636
Other time accounts	85,565	81,214	62,186
Total interest-bearing deposits	373,951	351,945	285,551
Noninterest-bearing deposits	114,668	103,696	132,898
Total deposits	488,619	455,640	418,449

Other borrowings	3,100	10,457	19,471
Long-term debt	10,600	21,171	27,557
Accounts payable and accrued liabilities	3,493	3,946	3,330
Total liabilities	505,811	491,214	468,807
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 2,545,776 shares issued (*)	2,546	2,546	2,546
Additional paid-in capital	18,419	18,419	18,796
Retained earnings	25,765	24,842	22,383
Accumulated other comprehensive income	(1,470)	(2,187)	(2,399)
Total shareholders' equity	45,260	43,619	41,326
Total liabilities and shareholders' equity	$551,071	$534,833	$510,133

* Common stock - shares outstanding	2,545,776	2,545,776	2,545,776

 SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months
	Ended March 31,
Interest income:	2019*	2018*
Interest and fees on loans	$5,121	$4,293
Interest and dividend on securities available for sale	376	331
Interest on securities held to maturity	250	277
Dividends on Federal Home Loan Bank stock	27	32
Interest on deposits in banks	171	118
Interest on certificates of deposit in other banks	17	11
Total interest income	5,962	5,062

Interest expense:
Interest on deposits	1,050	372
Interest on other borrowings	36	116
Interest on long-term debt	109	126
Total interest expense	1,196	614
Net interest income	4,766	4,448
Provision for loan losses	116	215
Net interest income after provision for losses on loans	4,650	4,233

Noninterest income:
Service charges on deposit accounts	238	224
Income from trust services	57	59
Income from retail brokerage services	107	88
Income from insurance services	436	388
Income from mortgage banking services	0	1
Net gain (loss) on the sale or disposition of assets	1	(7)
Net gain on extinguishment of debt	143	0
Other income	254	241
Total noninterest income	1,237	994

Noninterest expense:
Salary and employee benefits	2,496	2,341
Occupancy expense	315	290
Equipment expense	308	190
Data processing expense	404	354
Amortization of intangible assets	4	4
Other operating expense	887	817
Total noninterest expense	4,416	3,996

Income before income tax expense	1,472	1,231
Provision for income taxes	243	(1)
Net income	$1,229	$1,232

Net income per share, basic	$0.48	$0.48
Net income per share, diluted	$0.48	$0.48
Dividends paid per share	$0.12	$0.11
Basic weighted average shares outstanding	2,545,776	2,544,922
Diluted weighted average shares outstanding	2,545,776	2,544,922

SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At March 31	2019	2018
Assets	$551,071	$510,133
Loans, less unearned income & discount	$377,694	$335,185
Deposits	$488,619	$418,449
Shareholders' equity	$45,260	$41,326

	Three Months Ended March 31,
	2019	2018
Performance Data & Ratios
Net income	$1,229	$1,232
Earnings per share, basic	$0.48	$0.48
Earnings per share, diluted	$0.48	$0.48
Dividends paid per share	$0.12	$0.11
Return on assets	0.91%	0.99%
Return on equity	11.06%	11.89%
Net interest margin (tax equivalent)	3.82%	4.05%
Dividend payout ratio	24.86%	22.72%
Efficiency ratio	72.61%	70.92%

Asset Quality Data & Ratios
Total nonperforming loans	$905	$1,506
Total nonperforming assets	$1,033	$1,506
Net loan charge offs	$178	$89
Reserve for loan losses to total loans	0.89%	0.95%
Nonperforming loans/total loans	0.24%	0.45%
Nonperforming assets/total assets	0.19%	0.30%
Net charge offs / average loans	0.19%	0.11%

Capital Ratios
Average common equity to average total assets	8.19%	8.33%
Common equity Tier 1 capital ratio	12.26%	12.86%
Tier 1 capital ratio	12.26%	12.86%
Tier 1 leverage ratio	8.61%	8.78%
Total risk based capital ratio	13.14%	13.79%
Book value per share	$17.78	$16.23
Tangible book value per share	$17.78	$16.23

Quarterly	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Averages	2019	2018	2018	2018	2018

Assets	$542,361	$529,842	$509,416	$504,308	$497,562
Loans, less unearned income & discount	$377,995	$373,324	$356,981	$337,092	$331,822
Deposits	$469,726	$444,256	$417,092	$412,133	$405,827
Equity	$44,431	$43,016	$42,581	$41,747	$41,466
Return on assets	0.91%	0.86%	0.90%	0.91%	0.99%
Return on equity	11.06%	10.57%	10.74%	11.00%	11.89%
Net income	$1,229	$1,159	$1,144	$1,148	$1,232
Net income per share, basic	$0.48	$0.46	$0.45	$0.45	$0.48
Net income per share, diluted	$0.48	$0.46	$0.45	$0.45	$0.48
Dividends paid per share	$0.12	$0.12	$0.12	$0.12	$0.11